CERTIFICATE OF FORMATION

OF

CURRENT BROADBAND (OHIO), LLC

    1.        The name of the limited liability company is Current Broadband (Ohio), LLC.

    2.        The address of its registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Current Broadband (Ohio), LLC this 30th day of May, 2003.

CCB KENTUCKY, LLC

By: /s/ Deanna C. Ranck Deanna C. Ranck Authorized Person